Exhibit 23.3

PricewaterhouseCoopers LLP

INDEPENDENT AUDITORS’ CONSENT

     We consent to the incorporation by reference therein of our report dated February 21, 2003 (except as to Note 14(b), which is as of March 11, 2003) with respect to the consolidated financial statements of Metallica Resources Inc. for the year ended December 31, 2002 as included in its Amendment No. 1 to Form 20-F filed with the Securities And Exchange Commission on May 20, 2003. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-8 pertaining to the 1996 Stock Option Plan and 1994 Stock Option Plan of the Company.

/s/ PricewaterhouseCoopers LLP
Chartered Accountants
Vancouver, Canada
October 24, 2003